SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934

Filed by the Registrant  [ ]
Filed by a Party other than the Registrant  [x]

Check the appropriate box:
[  ]  Preliminary Proxy Statement
[  ]  Confidential, for Use of the Commission Only (as permitted by Rule
      14a-6(e)(2)
[  ]  Definitive Proxy Statement
[  ]  Definitive Additional Materials
[x]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            Western Resources, Inc.

               (Name of Registrant as Specified In Its Charter)

			     ADT Investments, Inc.

   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x]   No fee required.
[  ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:
      (2) Aggregate number of securities to which transaction applies:
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
      (4) Proposed maximum aggregate value of transaction:
      (5) Total fee paid:

[  ]  Fee paid previously with preliminary materials.

[  ]  Check box if any part of the fee is offset as provided by Exchange
      Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1) Amount Previously Paid:
      (2) Form, Schedule or Registration Statement No.:
      (3) Filing Party:
      (4) Date Filed:

The following is a draft of a print advertisement prepared by ADT Investments,
Inc.:

If Western Resources continues its buying spree, your dividend may go to another utility

		[graphic: bird's-eye view of toilet with seat up]

In the last 12 months, Western Resources has committed several billions of dollars in cash and stock to acquisitions. And who's going to pay the price? Unfortunately, Western's shareholders. Western even admits they can make no assurances that they will keep paying dividends at historical levels. And isn't that the reason you invested in a utility company? DON'T LET YOUR DIVIDEND GO TO WASTE. [ADT LOGO]


ADT Investments, Inc. (the "Company") may solicit proxies against, or revocation of proxies previously given in support of, proposals of Western Resources, Inc. ("Western") to be considered at a special general meeting of Western shareholders to be held to approve the issuance of the Western common stock contemplated by Western's offer for the outstanding shares of ADT Limited, the ultimate parent of the Company. The participants in this solicitation may include the Company and the following directors, executive officers or employees of the Company or affiliates of the Company: J. William Grant, Angela Entwistle. The Company beneficially owns 100 shares of Western common stock. Other than as set forth herein, neither the Company nor any of its directors, executive officers or employees who may solicit proxies, has any security interest in Western.